Exhibit 10.3
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     AMENDMENT, dated March 1, 2011 (“Amendment”), made to the Employment Agreement dated as of November 19, 2009 (the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Franz Hanning (the “Executive”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below.
     NOW, THEREFORE, effective as of the date first written above, the Employment Agreement is hereby amended as follows:
     1. The first sentence of Section III of the Employment Agreement is hereby amended in its entirety and replaced with the following:
The period of the Executive’s employment under this Agreement (the “Period of Employment”) began on August 1, 2009 (the “Effective Date”) and shall end on August 1, 2014, subject to earlier termination as provided in this Agreement.
     2. Section IV.B. of the Employment Agreement is hereby amended in its entirety and replaced with the following:
In addition, the Executive will be eligible to receive an annual incentive compensation award in respect of each fiscal year of the Company during the Period of Employment targeted to equal $700,000, subject to the terms and conditions of the annual bonus plan covering employees of the Company, and further subject to such performance goals, criteria or targets reasonably determined by the Company in its sole discretion in respect of each such fiscal year (each such annual bonus, an “Incentive Compensation Award”). As the Incentive Compensation Award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below-target levels, and above target levels. The Incentive Compensation Award shall be paid to the Executive at such time as shall be determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.

     3. Section VII.A.i. of the Employment Agreement is hereby amended to replace the reference to “$660,000” with “$700,000”.
     4. Section VII.A.ii. of the Employment Agreement is hereby amended in its entirety and replaced with the following:
(ii) subject to Section VII-D below, (x) all time-based Long Term Incentive Awards (including all stock options and stock appreciation rights) granted on or after the Effective Date which would have otherwise vested within one year following the Executive’s termination of employment, will become vested and will be paid upon the Executive’s termination of employment; and (y) any performance-based Long Term Incentive Awards (including restricted stock units but excluding stock options and stock appreciation rights) granted on or after the Effective Date, will vest and be paid on a pro rata basis (provided that the performance goals applicable to the Long Term Incentive Award are achieved), with such proration to be determined based upon the portion of the full performance period during which the Executive was employed by the Company plus 12 months (or, if less, assuming employment for the entire performance period), with the vesting and payment of any such vested performance-based Long Term Incentive Awards to occur at the time that the awards vest and are paid to employees generally. The provisions relating to Long Term Incentive Awards set forth in this paragraph shall not supersede or replace any provision or right of the Executive relating to the acceleration of the vesting of such awards in the event of a change in control of the Company or the Executive’s death or disability, whether pursuant to an applicable stock plan document or award agreement;
     5. The second sentence of Section VII.D. of the Employment Agreement is hereby amended in its entirety and replaced with the following:
All payments due to the Executive under Sections VII-A(i) or VIII-C(iv) shall be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided however, that (i) all payments and benefits under Sections VII-A(i) — (iii) and Section VIII-C(iv) shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion, but in a form consistent with the terms and conditions of this Agreement and (ii) in the event that the period during which the Executive is entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that the Executive does not revoke), or (B) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A.
     6. Section VIII.C.iv. of the Employment Agreement is hereby amended to replace the reference to “$660,000” with “$700,000”.
     7. From and after the date hereof, all references to the Employment Agreement shall mean the Employment Agreement as amended hereby. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect, and is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 28th day of February 2011.

EXECUTIVE
/s/ Franz Hanning
Franz Hanning

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary Falvey
	Name:	Mary Falvey
	Title:	Executive Vice President

3